Exhibit 23(a)


                     Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of United Dominion Realty Trust, Inc. for the registration of 95,119 shares of its common stock and rights to purchase series C junior participating redeemable preferred stock and to the incorporation by reference therein of our report dated January 27, 1999, with respect to the consolidated financial statements and schedule of United Dominion Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.




                                            /s/      Ernst & Young LLP

Richmond, Virginia
July 12, 1999